Exhibit 99.1

GENESCO INC. PROVIDES STORE REOPENING PLAN UPDATE

--Genesco Begins Initial Phase of Store Reopenings--

NASHVILLE, Tenn., May 11, 2020 --- Genesco Inc. (NYSE: GCO) today provided details on store reopening plans as well as business updates in response to the COVID-19 pandemic.

On Friday, May 1, 2020, Genesco began reopening some stores where state and local officials have allowed malls to operate.  The Company’s Journeys business is currently operating in more than 300 locations and anticipates reopening over 400 stores by the end of May.  The Company’s Johnston & Murphy business plans to begin its initial phase of store reopenings with up to 30 locations reopening this week, up to an additional 40 locations next week, and a more aggressive schedule to follow.  Based upon the current plans of state and local governments, we expect many more openings in June.

All store locations are operating under enhanced measures to ensure the health and safety of our employees and customers, including requiring employees to wear masks, providing hand sanitizer in multiple locations throughout each store for customer and employee use, enhanced cleaning and sanitation protocols, reconfigured sales floors to promote physical distancing, and modified employee and customer interactions to limit contact.

The Company’s Schuh business is preparing to safely open stores and eagerly awaiting further direction from local governments before setting a timetable to re-start retail operations.

Genesco will continue its phased approach to reopen stores when the following conditions are met:

•	state and local governments have allowed stores to operate;
•	we believe we can operate safely under our enhanced health and safety measures; and
•	we believe that we can ensure the safety of our employees and customers.
•

Mimi E. Vaughn, Genesco’s President and Chief Executive Officer, said, “While we have been pleased with the sales we are experiencing through our e-commerce platforms, we are very excited to once again serve our customers through our stores. Our teams have spent countless hours meticulously preparing for the reopening of our stores in the right way with safety and health as our highest priority.”

Safe Harbor Statement

This release contains forward-looking statements, including those regarding our ability to reopen our stores, operate the stores safely and ensure the safety of customers and employees, and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include restrictions from government entities and landlords, changes in public safety and health requirements, our ability to adequately staff our stores, the sufficiency of consumer traffic, limitations on our ability to provide adequate personal protective equipment to our employees, and our ability to maintain social distancing requirements. Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco's ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

About Genesco Inc.

Genesco Inc., a Nashville-based specialty retailer, sells footwear and accessories in more than 1,475 retail stores throughout the U.S., Canada, the United Kingdom and the Republic of Ireland, principally under the names Journeys, Journeys Kidz, Little Burgundy, Schuh, Schuh Kids,  Johnston & Murphy, and on internet websites www.journeys.com, www.journeyskidz.com, www.journeys.ca,

www.littleburgundyshoes.com, www.schuh.co.uk, www.johnstonmurphy.com, www.johnstonmurphy.ca, www.trask.com, and www.dockersshoes.com.   In addition, Genesco sells wholesale footwear under its Johnston & Murphy brand, the Trask brand, the licensed Dockers brand, the licensed Levi’s brand, the licensed Bass brand, and other brands. For more information on Genesco and its operating divisions, please visit www.genesco.com.

Genesco Inc. Financial Contacts

Mel Tucker

Senior Vice President, Chief Financial Officer

(615) 367-7465

mtucker@genesco.com

Dave Slater

Vice President, Financial Planning & Analysis and IR

(615) 367-7604

dslater@genesco.com

Genesco Inc. Media Contact

Claire S. McCall

Director, Corporate Relations

(615) 367-8283

cmccall@genesco.com